Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn
(612) 761-6735

TARGET  CORPORATION  SECOND QUARTER

EARNINGS PER SHARE $0.80

MINNEAPOLIS, August 21, 2007 — Target Corporation today reported net earnings for the second quarter ended August 4, 2007 of $686 million, or 80 cents per share, compared with $609 million, or 70 cents per share in the second quarter ended July 29, 2006, representing a 14.0 percent increase in earnings per share. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our second quarter and year-to-date results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We continue to believe Target will deliver strong sales and profit performance in 2007 and generate another year of profitable market share growth. We also continue to believe that $3.60 remains within the range of likely outcomes for our full-year 2007 earnings per share.”

Total revenues in the second quarter increased 9.5 percent to $14.620 billion from $13.347 billion in 2006, reflecting a 4.9 percent increase in comparable-store sales combined with the contribution from new store expansion and from our credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest and income taxes (EBIT) in the second quarter of 2007 increased 11.8 percent to $1.267 billion, compared with $1.134 billion in the second quarter a year ago. Key contributors to this EBIT growth included gross margin rate improvement offset by unfavorable expense rate performance, combined with strong profit growth in our credit card operations. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $14 million compared with second quarter 2006 primarily due to higher average debt balances, including the debt to fund the growth in our accounts receivable.

The contribution from the company’s credit card operations to second quarter earnings before taxes (EBT), net of the allocated interest expense, was $163 million, an increase of $41 million, or 34.0 percent, from the same period in 2006. This favorability is attributable to growth in net interest income as well as other finance charges.

—more —

TARGET CORPORATION

Other Factors

The company’s effective income tax rate for the second quarter was 38.4 percent in 2007 compared with 38.8 percent in 2006. For the full year, the effective income tax rate is still expected to increase modestly from last year’s 38.0 percent rate.

Under a share repurchase program that began in 2004 and was increased by the Board to an $8 billion authorization in June 2007, the company repurchased $476 million of its common stock during the second quarter of 2007, acquiring 7.5 million shares at an average price of $63.23 per share. During the first half of 2007, the company repurchased $1,025 million of its common stock, acquiring 16.7 million shares at an average price of $61.34 per share. Program-to-date, the company has acquired 87.8 million shares of its common stock at an average price per share of $50.99, reflecting a total investment of approximately $4.5 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2010, or sooner.

Miscellaneous

Target Corporation will webcast its second quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on August 23, 2007. The replay number is (800) 642-1687 (passcode: 7389853).

Forward-looking statements in this release, which include our outlook for full year tax rate, full year EPS and the timing to complete our share repurchase program, should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise and food discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,537 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

2

Consolidated Statements of Operations

	Three months ended			Six months ended
	August 4,	July 29,		August 4,	July 29,
(millions, except per share data) (unaudited)	2007	2006	Change	2007	2006	Change
Sales	$14,167	$12,959	9.3%	$27,790	$25,453	9.2%
Net credit card revenues	453	388	17.0	871	757	15.0
Total revenues	14,620	13,347	9.5	28,661	26,210	9.4
Cost of sales	9,439	8,686	8.7	18,625	17,159	8.5
Selling, general and administrative expenses	3,328	2,987	11.4	6,421	5,865	9.5
Credit card expenses	182	170	7.1	351	330	6.5
Depreciation and amortization	404	370	9.0	796	704	12.9
Earnings before interest expense and income taxes	1,267	1,134	11.8	2,468	2,152	14.7
Net interest expense	154	140	9.9	290	272	6.9
Earnings before income taxes	1,113	994	12.0	2,178	1,880	15.9
Provision for income taxes	427	385	10.9	841	718	17.2
Net earnings	$686	$609	12.7%	$1,337	$1,162	15.0%
Basic earnings per share	$0.81	$0.71	14.1%	$1.57	$1.34	16.7%
Diluted earnings per share	$0.80	$0.70	14.0%	$1.55	$1.33	16.7%
Weighted average common shares outstanding
Basic	850.8	860.8		853.4	865.7
Diluted	857.4	867.2		860.1	872.4

Subject to reclassification

Consolidated Statements of Financial Position

	August 4,	July 29,
(millions) (unaudited)	2007	2006
Assets
Cash and cash equivalents	$555	$477
Accounts receivable, net	6,397	5,540
Inventory	6,645	6,275
Other current assets	1,535	1,297
Total current assets	15,132	13,589
Property and equipment
Land	5,239	4,612
Buildings and improvements	16,483	14,549
Fixtures and equipment	3,516	3,223
Computer hardware and software	2,209	2,002
Construction-in-progress	2,848	2,261
Accumulated depreciation	(7,268)	(6,390)
Property and equipment, net	23,027	20,257
Other non-current assets	1,307	1,577
Total assets	$39,466	$35,423

Liabilities and Shareholders’ Investment
Accounts payable	$6,101	$5,868
Accrued and other current liabilities	2,761	2,535
Current portion of long-term debt and notes payable	2,160	1,257
Total current liabilities	11,022	9,660
Long-term debt	10,152	9,351
Deferred income taxes	408	768
Other non-current liabilities	1,930	1,271
Shareholders’ investment
Common stock	71	71
Additional paid-in-capital	2,610	2,217
Retained earnings	13,451	12,087
Accumulated other comprehensive loss	(178)	(2)
Total shareholders’ investment	15,954	14,373
Total liabilities and shareholders’ investment	$39,466	$35,423
Common shares outstanding	847.8	857.8

Subject to reclassification

Consolidated Statements of Cash Flows

	Six months ended
	August 4,	July 29,
(millions) (unaudited)	2007	2006
Operating Activities
Net earnings	$1,337	$1,162
Reconciliation of net earnings to operating cash flows
Depreciation and amortization	796	704
Share-based compensation expense	42	38
Deferred income taxes	(65)	(112)
Bad debt provision	182	181
Loss on disposal of property and equipment, net	35	47
Other non-cash items affecting earnings	61	20
Changes in operating accounts providing / (requiring) cash:
Accounts receivable originated at Target	(64)	17
Inventory	(391)	(437)
Other current assets	(125)	48
Other non-current assets	(12)	5
Accounts payable	(475)	(400)
Accrued and other current liabilities	(161)	(115)
Other non-current liabilities	43	—
Other	—	11
Cash flow provided by operations	1,203	1,169
Investing Activities
Expenditures for property and equipment	(2,363)	(1,899)
Proceeds from disposal of property and equipment	16	15
Change in accounts receivable originated at third parties	(321)	(73)
Other investments	(69)	(111)
Cash flow required for investing activities	(2,737)	(2,068)
Financing Activities
Increase in notes payable, net	1,586	748
Additions to long-term debt	1,900	750
Reductions of long-term debt	(1,253)	(750)
Dividends paid	(205)	(174)
Repurchase of stock	(940)	(900)
Stock option exercises and related tax benefit	195	58
Other	(7)	(4)
Cash flow provided by (required for) financing activities	1,276	(272)
Net decrease in cash and cash equivalents	(258)	(1,171)
Cash and cash equivalents at beginning of period	813	1,648
Cash and cash equivalents at end of period	$555	$477

Subject to reclassification

Number of Stores, Retail Square Feet and Comparable-store Sales

	Number of Stores		Retail Square Feet (a)
	August 4,	July 29,	August 4,	July 29,
(unaudited)	2007	2006	2007	2006	Change
Target general merchandise stores	1,345	1,282	165,672	156,036	6.2%
SuperTarget stores	192	162	33,890	28,641	18.3%
Total	1,537	1,444	199,562	184,677	8.1%

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

	Three months ended		Six months ended
	August 4,	July 29,	August 4,	July 29,
(unaudited)	2007	2006	2007	2006
Comparable-store sales (b)	4.9%	4.6%	4.6%	4.9%

(b)  Comparable-store sales growth is calculated by comparing sales in current year periods to comparable, prior year periods of equivalent length.

Credit Card Contribution to Earnings Before Tax

Effective February 2007, the Company redefined Credit Card Contribution to Earnings Before Taxes (EBT).  We have reclassified prior period amounts to conform to the current year disclosure.  These reclassifications had no effect on our Consolidated Statements of Operations.

	Three months ended		Six months ended
	August 4,	July 29,	August 4,	July 29,
(millions) (unaudited)	2007	2006	2007	2006
Revenues
Finance charges	$305	$273	$601	$532
Interest expense (a)	(80)	(68)	(157)	(131)
Net interest income	225	205	444	401
Late fees and other revenues	109	80	197	160
Third-party merchant fees	39	35	73	65
New account and loyalty rewards discounts (b)	(25)	(25)	(49)	(49)
Non-interest income	123	90	221	176
Total credit card revenues	348	295	665	577
Expenses
Bad debt provision	95	93	182	181
Operations and marketing	87	77	169	149
Allocated depreciation charge (c)	3	3	8	7
Total expenses	185	173	359	337
Credit card contribution to EBT	$163	$122	$306	$240
As a percentage of average receivables (annualized)	9.7%	8.2%	9.2%	8.1%
Net interest margin (annualized) (d)	13.4%	13.9%	13.3%	13.5%

Receivables
(millions)
Period-end receivables	$6,906	$6,041	$6,906	$6,041
Average receivables	$6,718	$5,936	$6,670	$5,945
Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	3.5%	3.4%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	2.3%	2.2%

Allowance for Doubtful Accounts
(millions)
Allowance at beginning of period	$504	$476	$517	$451
Bad debt provision	95	93	182	181
Net write-offs	(90)	(68)	(190)	(131)
Allowance at end of period	$509	$501	$509	$501
As a percentage of period-end receivables	7.4%	8.3%	7.4%	8.3%
Net write-offs as a percentage of average receivables (annualized)	5.4%	4.6%	5.7%	4.4%

(a)    Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets and is included in net interest expense in our Consolidated Statements of Operations.

(b)    Primarily consists of new account and loyalty rewards program discounts on our REDcard products, which are included as reductions of sales in our Consolidated Statements of Operations.

(c)    Included in depreciation and amortization in our Consolidated Statements of Operations.

(d)    Net interest income divided by average accounts receivable.